File No. 70-8307


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                      ----------------------------------

                         POST-EFFECTIVE AMENDMENT NO. 16
                                       TO
                                    FORM U-1
                      ----------------------------------

                           APPLICATION OR DECLARATION

                                    under the

                  PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                                     * * *

                      AMERICAN ELECTRIC POWER COMPANY, INC.
                     1 Riverside Plaza, Columbus, Ohio 43215

                          AEP RESOURCES SERVICE COMPANY
                    1 Riverside Plaza,  Columbus,  Ohio 43215 (Name of companies filing this statement
                 and addresses of principal executive offices)

                                     * * *

                      AMERICAN ELECTRIC POWER COMPANY, INC.
                     1 Riverside Plaza, Columbus, Ohio 43215
                     (Name of top registered holding company
                     parent of each applicant or declarant)

                                     * * *

                              A. A. Pena, Treasurer
                   AMERICAN ELECTRIC POWER SERVICE CORPORATION
                    1 Riverside Plaza, Columbus, Ohio 43215

                         Susan Tomasky, General Counsel
                   AMERICAN ELECTRIC POWER SERVICE CORPORATION
                    1 Riverside Plaza, Columbus, Ohio 43215 (Names and addresses of agents for service)


      American  Electric  Power  Company,  Inc.,  a registered  holding  company
("AEP"), and its wholly owned subsidiary, AEP Resources Service Company ("RESCO") (jointly, the "Applicants"), hereby amend their Application or Declaration on Form U-1 in File No. 70-8307 by filing Exhibit G-3, Form of Notice herewith.

                                    SIGNATURE
      Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this amendment to be signed on their behalf by the undersigned thereunto duly authorized.
                        AMERICAN ELECTRIC POWER COMPANY, INC.
                          AEP RESOURCES SERVICE COMPANY


                        By    _/s/ A. A. Pena________________
                                       Treasurer


Dated:      January 19, 2000





                                                                     Exhibit G-3


                            UNITED STATES OF AMERICA
                                   before the
                       SECURITIES AND EXCHANGE COMMISSION


PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
Release No.         /January   , 2000


----------------------------------------
                                        :
In the Matter of                        :
                                        :
AMERICAN ELECTRIC POWER COMPANY, INC.   :
AEP RESOURCES SERVICE COMPANY           :
1 Riverside Plaza                       :
Columbus, Ohio 43215                    :
                                        :
(70-8307)                               :
----------------------------------------:


      American Electric Power Company, Inc. ("AEP"), a registered holding company, and AEP Resources Service Company ("RESCO"), whose name was changed from AEP Energy Services, Inc. on March 7, 1997, a subsidiary of AEP, have filed with this Commission an Application or Declaration on Form U-1 pursuant to the Public Utility Holding Company Act of 1935 (the "Act"), designating Sections 6(a), 7, 9(a), 10, 12(b), 12(c), 13(b) of the Act, and Rules 45, 54, 90 and 91
thereunder. The Applicants request authorization to engage in various financing and related transactions involving AEP and/or certain of its nonutility subsidiaries.

      By orders dated April 5, 1995, December 28, 1995 and December 16, 1998 (HCAR Nos. 26267, 26442 and 26952, respectively) (the "Orders") the Commission authorized AEP, among other things, to: (1) guarantee the debt of RESCO and its subsidiaries in an amount not to exceed $51 million through December 31, 2001; and (2) issue guarantees and assumptions of liability on behalf of RESCO and its subsidiaries to third parties in an aggregate amount not to exceed $200 million through December 31, 2001 (collectively, the "Guarantee Authority"). AEP now requests authority to (i) guarantee debt of RESCO to third parties in an amount not to exceed $400 million through June 30, 2004 and (ii) issue guarantees and assumptions of liability on behalf of RESCO to third parties in an amount not to exceed $400 million through June 30, 2004. Guaranties may take the form of an agreement by AEP to guarantee, undertake reimbursement obligations, assume liabilities or other obligations with respect to, or act as surety on, bonds, letters of credit, equity commitments, performance and other obligations.

      By Orders dated March 7, 1997, April 5, 1995 and April 12, 1982 (HCAR Nos. 26682, 26267 and 22468, respectively), RESCO was authorized, among other things, to (1) sell management, technical and training expertise and certain technical and procedural resources ("Consulting Services") to nonaffiliated entities; (2) provide project development, engineering, design, construction and construction management, operating fuel management, maintenance and power plant overhaul and other similar kinds of managerial and technical services ("Power Project Services"); (3) provide Consulting Services and Power Project Services in foreign jurisdictions; (4) provide energy management and demand-side management services in the United States (collectively with Power Project Services and Consulting Services, "Authorized Services"); and (5) form one or more partly or wholly-owned subsidiaries ("New Subsidiaries") to provide one or more of the Authorized Services. RESCO was authorized to provide Power Project Services to both affiliated and nonaffiliated exempt wholesale generators ("EWGs"), foreign utility companies ("FUCOs"), qualifying cogeneration facilities and small power production facilities ("QFs") and other projects relating to the generation, transmission and distribution of electric power (collectively, "Power Projects").

      RESCO now requests, to the extent not exempt or otherwise authorized, an exemption from the at-cost requirement of Rules 90 and 91 for Authorized
Services  rendered  by  RESCO  or any  New  Subsidiary  to  any  partially-owned associate Power Project, exempt telecommunications company ("ETC"), energy-related company ("ERC") or New Subsidiary, provided that the ultimate purchaser of the Authorized Services is not an associate 'public utility company' (as defined in the Act) or a subsidiary of AEP whose activities and operations are primarily related to the provision of services or goods to associate public utility companies. In addition, Applicants request that the exemption apply to Authorized Services provided to any other subsidiary of Resources (i) that is engaged solely in the business of developing, owning, operating and/or providing Authorized Services to those exempt Power Projects enumerated above, or (ii) that does not derive, directly or indirectly, any material part of its income from sources within the United States and is not a public utility company operating within the United States.

      The Application or Declaration and any amendments thereto are available for public inspection through the Commission's Office of Public Reference. Interested persons wishing to comment or request a hearing should submit their views in writing by February , 2000 to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the applicants at the address specified above. Proof of service (by affidavit or, in case of any attorney at law, by certificate) should be filed with the request. Any request for a hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in this matter. After said date, the Application or Declaration, as filed or as it may be amended, may be permitted to become effective.

      For the Commission, by the Office of Public Utility Regulation, pursuant to delegated authority.

                         Jonathan G. Katz
                         Secretary